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                                                           Exhibit 8(a)

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                                                         February 22, 2001


Re: Qualification of the Merger of North Acquisition Corporation with and into WebTrends Corporation as a Tax-Free Reorganization

NetIQ Corporation
3553 North First Street
San Jose, California 95134

Ladies and Gentlemen:

     We have acted as counsel for NetIQ Corporation ("Parent"), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of January 16, 2001 (the "Merger Agreement") among Parent, North Acquisition Corporation ("Merger Subsidiary"), an Oregon corporation and a newly formed, wholly owned subsidiary of Parent, and WebTrends Corporation ("Company"), an Oregon corporation and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended.

     In connection with this opinion, we have examined the Merger Agreement (including the attachments thereto) and the Proxy Statement/Prospectus. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger would be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, and
(iii) that the representations made by Parent (together with Merger Subsidiary) and Company in the certificates dated as of the date hereof are, and will be, accurate and complete. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the certificates from Parent and Company referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the
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NetIQ Corporation                      2                       February 22, 2001


Merger stated in such documents or in such additional information is, or later becomes, inaccurate, if any of the statements contained in the certificates from Parent or Company referred to above are, or later become, inaccurate, or if there are any changes in the relevant law between now and the effective time of the merger.

     Based upon the foregoing, in our opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Parent, Company and Merger Subsidiary will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     The preceding are all of the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Proxy Statement/Prospectus, to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the headings "PROPOSAL NO. 1: THE MERGER-Material U.S. Federal Income Tax Consequences," "THE MERGER AGREEMENT-Principal Conditions to Completion of the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell